FOR IMMEDIATE RELEASE

ADP REPORTS SECOND QUARTER FISCAL 2007 RESULTS;

REVENUES GROW 14%; EPS RISES 16% TO $0.51;

CONFIRMS REVENUE GROWTH FORECAST OF 11%;

AFFIRMS HIGH END OF FISCAL 2007 EPS FROM CONTINUING OPERATIONS

GROWTH FORECAST OF 17% - 20%

ROSELAND, New Jersey, February 6, 2007 - Automatic Data Processing, Inc. (NYSE:ADP) reported 14% revenue growth, to $2.3 billion, and $0.51 earnings per share for the second fiscal quarter ended December 31, 2006, Gary C. Butler, president and chief executive officer, announced today. Pretax and net earnings from continuing operations each grew 10%, and diluted earnings per share from continuing operations increased 16%, from $0.44 earnings per share a year ago on fewer shares outstanding. The current second quarter included expenses of $8.0 million pretax, $5.0 million after tax, or $0.01 earnings per share, related to the spin-off of the Brokerage Services Group business. These expenses will be reclassified as discontinued operations upon completion of the spin-off. In addition, the current second quarter included the anticipated higher Employer Services step-off expense level from fiscal 2006 related to increased salesforce and implementation headcount of $9 million, as well as higher HR BPO spending of $20 million. These pretax expenses totaled nearly $30 million and decreased earnings per share by $0.03 in the second quarter. ADP has acquired 18.1 million shares for treasury for approximately $855 million during this fiscal year. Cash and marketable securities balances were $1.7 billion at December 31, 2006.

Discontinued Operations

During the second quarter ended December 31, 2006, ADP received a working capital adjustment of $13.2 million, or $12.6 million after tax, from the April 13, 2006 sale of its Claims Services business. This amount is recorded in earnings from discontinued operations in the second quarter.

On January 23, 2007, ADP closed the sale of its Sandy division, a business within its Dealer Services segment, with annual revenues of approximately $60 million that specializes in sales and marketing training to manufacturers. The results of operations for this business are reported within discontinued operations in the second quarter and in prior periods.

Current Quarter Discussion

Commenting on the results, Mr. Butler said, “We are very pleased with our solid results for the quarter. We are executing well on our strategic initiatives, evidenced by the positive momentum in the businesses. Additionally, we are making good progress in our integration of the previously announced Employer Services’ acquisitions.”

Employer Services

“Employer Services’ revenues increased 12% for the second quarter compared with last year, reflecting continued strength in the business. In the United States, revenues from our traditional payroll and payroll tax filing business grew 9%, and beyond payroll revenues grew 19%. New business sales in the quarter, which reflect annualized recurring revenues anticipated from new orders, grew 11% in the United States and 13% worldwide. We are particularly pleased with double-digit sales growth in Major Accounts Services, our most penetrated market. In addition, National Account Services, TotalSource®, and GlobalView® continued to post strong sales results. As we entered the critical year-end retention period, worldwide client retention remained at excellent levels. The number of employees on our clients' payrolls in the United States increased 1.7% with growth in all market segments, and Europe continues to show growth compared with a year ago. We anticipated the tougher pretax margin comparisons for the first half of the year and, as noted above, second quarter expenses were about $30 million higher compared with last year’s second quarter. This higher expense level, along with the impact of acquisition activity to date, resulted in an 80 basis points decline in pretax margin compared with last year’s second quarter. We continue to anticipate pretax margin improvement for the full year, driven by a particularly strong fourth quarter.”

Brokerage Services

"Brokerage Services' revenues increased 10% for the second quarter compared with last year. Revenues in our Investor Communications business grew 11%, driven by 13% growth in our beyond beneficial products revenues, primarily from higher volumes from fulfillment and registered mutual fund mailings activity, and related postage revenue. Beneficial proxy and interim communications revenues grew 9% from increased equity volumes as well as specials and other one-time mailings and related postage. Back office revenues grew 7% in the quarter primarily due to increased trade volumes. Brokerage Services' pretax margin declined 80 basis points in the quarter. The leverage in our Investor Communications proxy business occurs primarily in our fourth fiscal quarter, and accordingly, we continue to anticipate margin expansion for the full year. Securities Clearing and Outsourcing Services' revenues increased 17%, and the pretax loss of $5.5 million was in line with our expectations.”

Dealer Services

“Dealer Services’ revenues increased 19% for the second quarter, primarily due to the December 2005 acquisition of UK-based Kerridge Computer Company Ltd. Internal revenue growth was 5% in the quarter. Dealer Services’ pretax margin improved 30 basis points and we continue to anticipate additional pretax margin improvement as the year progresses. New business sales growth in the quarter was strong compared with last year, with particular strength in international sales.”

Client Funds

"Interest on client funds grew 20% over last year's second quarter, to $142 million, due to a 9.2% increase in average client funds balances and a higher interest yield of 30 basis points.”

Fiscal 2007 guidance

“We are highly confident in ADP’s revenue growth forecast of 11%. We also believe we will be at the high end of our earnings per share from continuing operations growth forecast of 17% to 20%, up from the $1.85 earnings per share from continuing operations reported in fiscal 2006.

The fiscal 2007 estimates include:
•	0.7% increase in revenues and a reduction to earnings per share of about $0.03 due to the impact of acquisition activity to date

The fiscal 2007 estimates exclude:
•	The $0.03 from the net one-time items recorded in the first quarter
•	Any one-time expenses anticipated in connection with the Brokerage Services Group spin-off, including the $10.6 million recorded through the end of the second quarter.

We will provide guidance for continuing operations excluding Brokerage Services Group as we get closer to the anticipated March or April 2007 spin-off date.”

“We continue to forecast Employer Services’ revenue growth of 12%, pretax margin improvement of 20 basis points driven by a particularly strong fourth quarter, and higher than planned double-digit new business sales growth for the year. We anticipate approximately 6% revenue growth in Brokerage Services, up from 5% to 6% previously forecasted, and pretax margin improvement of about 70 basis points, which is slightly lower than the previous forecast of nearly 100 basis points improvement. We anticipate approximately 14% revenue growth in Dealer Services, up from the previous forecast of 13%, with the recent sale of a slower growing Dealer Services’ business noted above in discontinued operations. We continue to anticipate pretax margin improvement in Dealer Services of over 100 basis points for fiscal 2007. We anticipate an increase of approximately 18% in client funds interest revenues based on expected growth of over 8% in client funds balances and a 40 basis point improvement in the client portfolio average interest yield to about 4.5%. This is down from our previous forecast of nearly 10% growth in client funds balances. Our interest assumptions are based on recent futures contracts and forward yield curves.”

Spin-off of Brokerage Services

“We are progressing as planned with the Brokerage Services Group spin-off, and continue to anticipate completing the spin-off in the late March or early April timeframe. The new publicly traded company will be called Broadridge Financial Solutions, Inc. (Broadridge), and we anticipate Broadridge will be listed on the New York Stock Exchange with the symbol BR. In December 2006, Broadridge (under the name of BSG LLC) filed a registration statement on Form 10 with the Securities and Exchange Commission. The financial presentation of Broadridge in the Form 10 differs from the financial presentation of the Brokerage Services and Securities Clearing and Outsourcing Services segments in ADP’s financial statements due to adjustments made in the Form 10 to reflect additional corporate expenses and other operating costs. We continue to estimate that the one-time spin-related expenses will be approximately $45 to $55 million. These costs are not included in the above guidance.”

“We are particularly pleased with our results as we enter the second half of the year. We continue to see strong demand for our products and services and are highly confident about the prospects for ADP’s future growth,” Mr. Butler concluded.

An analyst conference call will be held today, Tuesday, February 6 at 8:30 a.m. EST. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.adp.com and click on the webcast icon. The presentation will be available to download and print approximately 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/aud/index.htm. ADP’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same Web site.

ADP, with nearly $9 billion in revenues and more than 570,000 clients worldwide, is one of the largest providers of a broad range of premier, mission-critical, cost-effective transaction processing and information-based business solutions.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	December 31,	June 30,
	2006	2006
	(unaudited)
Assets
Cash and cash equivalents/Short-term
marketable securities	$1,544.1	$2,268.5
Securities clearing receivables	924.0	836.8
Other current assets	1,803.5	1,637.0
Assets of discontinued operations	20.5	18.0
Total current assets	4,292.1	4,760.3

Long-term marketable securities	155.6	334.0
Property, plant and equipment, net	780.6	782.2
Other non-current assets	4,584.4	4,129.7
Funds held for clients	21,799.5	17,483.9
Total assets	$31,612.2	$27,490.1

Liabilities and Stockholders' Equity
Securities clearing payables	$790.5	$613.6
Other current liabilities	1,729.8	1,953.6
Liabilities of discontinued operations	31.2	35.0
Total current liabilities	2,551.5	2,602.2

Long-term debt	73.8	74.3
Other non-current liabilities	1,143.5	1,014.6
Client funds obligations	21,936.9	17,787.4
Total liabilities	25,705.7	21,478.5

Total stockholders' equity	5,906.5	6,011.6
Total liabilities and stockholders' equity	$31,612.2	$27,490.1

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues, other than interest on funds
held for Employer Services' clients and
PEO revenues	$1,968.3	$1,748.0	$3,837.8	$3,390.5
Interest on funds held for
Employer Services' clients	142.4	118.9	277.0	227.3
PEO revenues (A)	205.4	163.5	400.4	319.3
Total revenues	2,316.1	2,030.4	4,515.2	3,937.1

Operating expenses	1,110.4	947.7	2,209.5	1,859.5
Selling, general and administrative expenses	540.3	459.5	1,064.2	913.2
Systems development and programming costs	145.1	145.9	282.8	287.9
Depreciation and amortization	86.2	72.5	168.0	142.5
Separation costs	8.0	-	10.6	-
Other income, net	(27.6)	(9.0)	(82.4)	(11.4)
Total expenses	1,862.4	1,616.6	3,652.7	3,191.7

Earnings from continuing operations
before income taxes	453.7	413.8	862.5	745.4

Provision for income taxes	170.7	156.8	324.4	282.6

Net earnings from continuing operations	$283.0	$257.0	$538.1	$462.8

Earnings from discontinued operations, net of provision
for income taxes of $1.9 and $1.2 for the three months
ended December 31, 2006 and 2005, respectively, and
$3.3 and $8.5 for the six months ended December 31,
2006 and 2005, respectively	14.7	2.7	17.0	16.9

Net earnings	$297.7	$259.7	$555.1	$479.7

Basic earnings per share from continuing operations	$0.52	$0.45	$0.98	$0.80
Basic earnings per share from discontinued operations	0.03	-	0.03	0.03
Basic earnings per share	$0.54	$0.45	$1.01	$0.83

Diluted earnings per share from continuing operations	$0.51	$0.44	$0.97	$0.80
Diluted earnings per share from discontinued operations	0.03	-	0.03	0.03
Diluted earnings per share	$0.54	$0.45	$1.00	$0.83

Dividends per common share	$0.2300	$0.1850	$0.4150	$0.3400

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs of $2,442.5 and $1,719.2 for the three months ended December 31, 2006 and 2005, respectively, and $4,345.3 and $3,209.9 for the six months ended December 31, 2006 and 2005, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended						Six Months Ended
	December 31,						December 31,
	2006		2005		Change	% Change	2006		2005		Change	% Change
Revenues (A)
Employer Services	$1,540.5		$1,376.6		$163.9	12%	$2,994.2		$2,679.7		$314.5	12%
Brokerage Services	404.3		368.4		35.9	10%	816.9		725.1		91.8	13%
Securities Clearing and Outsourcing Services	23.2		19.8		3.4	17%	45.0		37.5		7.5	20%
Dealer Services	302.9		253.8		49.1	19%	597.5		493.5		104.0	21%
Other	45.2		11.8		33.4	100%+	61.6		1.3		60.3	100%+
	$2,316.1		$2,030.4		$285.7	14%	$4,515.2		$3,937.1		$578.1	15%
Pre-tax earnings from continuing operations (A)
Employer Services	$335.0		$310.1		$24.9	8%	$630.6		$582.0		$48.6	8%
Brokerage Services	57.0		54.8		2.2	4%	115.5		109.4		6.1	6%
Securities Clearing and Outsourcing Services	(5.5)		(7.6)		2.1	28%	(12.0)		(19.4)		7.4	38%
Dealer Services	48.0		39.3		8.7	22%	92.3		80.1		12.2	15%
Other	19.2		17.2		2.0	12%	36.1		(6.7)		42.8	100%+
	$453.7		$413.8		$39.9	10%	$862.5		$745.4		$117.1	16%
Pre-tax margin (A)
Employer Services	21.7%		22.5%		(0.8)%		21.1%		21.7%		(0.6)%
Brokerage Services	14.1%		14.9%		(0.8)%		14.1%		15.1%		(1.0)%
Securities Clearing and Outsourcing Services	(23.7)%		(38.4)%		14.7%		(26.7)%		(51.7)%		25.0%
Dealer Services	15.8%		15.5%		0.3%		15.4%		16.2%		(0.8)%
Other	n/m		n/m		n/m		n/m		n/m		n/m
	19.6%		20.4%		(0.8)%		19.1%		18.9%		0.2%

(A) Prior year's segment results were adjusted to reflect fiscal year 2007 budgeted foreign exchange rates.

n/m - not meaningful
	Three Months Ended						Six Months Ended
	December 31,						December 31,
	2006		2005		Change		2006		2005		Change
Components of Other Income, net:
Interest income on corporate funds	$(41.8)		$(37.8)		$(4.0)		$(93.6)		$(71.7)		$(21.9)
Interest expense	32.3		25.7		6.6		67.7		44.4		23.3
Gain on sale of investment	-		-		-		(38.6)		-		(38.6)
Realized losses (gains) on
available-for-sale securities, net	(18.1)		3.1		(21.2)		(17.9)		15.9		(33.8)
Total other income, net	$(27.6)		$(9.0)		$(18.6)		$(82.4)		$(11.4)		$(71.0)

	Three Months Ended						Six Months Ended
	December 31,						December 31,
	2006		2005		Change	% Change	2006		2005		Change	% Change
Earnings per share information:
Net earnings from continuing operations	$283.0		$257.0		$26.0	10%	$538.1		$462.8		$75.3	16%
Net earnings	$297.7		$259.7		$38.0	15%	$555.1		$479.7		$75.4	16%
Basic weighted average shares outstanding	548.5		576.2		(27.7)		551.4		576.8		(25.4)
Basic earnings per share from continuing operations	$0.52		$0.45		$0.07	16%	$0.98		$0.80		$0.18	23%
Basic earnings per share	$0.54		$0.45		$0.09	20%	$1.01		$0.83		$0.18	22%

Diluted net earnings from continuing operations	$283.4		$257.3		$26.1	10%	$538.9		$463.4		$75.5	16%
Diluted net earnings	$298.1		$260.0		$38.1	15%	$555.9		$480.3		$75.6	16%
Diluted weighted average shares outstanding	555.3		582.3		(27.0)		557.9		582.0		(24.1)
Diluted earnings per share from continuing operations	$0.51		$0.44		$0.07	16%	$0.97		$0.80		$0.17	21%
Diluted earnings per share	$0.54		$0.45		$0.09	20%	$1.00		$0.83		$0.17	20%

	Three Months Ended						Six Months Ended
	December 31,						December 31,
	2006		2005		Change	% Change	2006		2005		Change	% Change
Key Statistics:
Internal revenue growth:
Total Company	11%		9%				12%		9%
Employer Services	11%		10%				11%		10%
Brokerage Services	9%		9%				12%		11%
Dealer Services	5%		3%				5%		4%

Average investment balances at cost (in billions):
Corporate investments	$3.9		$4.1		$(0.2)	(5.4)%	$4.3		$4.0		$0.3	7.9%
Funds held for clients	13.1		12.0		1.1	9.2%	12.8		11.7		1.1	9.4%
Total	$17.0		$16.1		$0.9	5.6%	$17.1		$15.7		$1.4	9.0%
Average interest rates earned exclusive of
realized losses (gains) on:
Corporate investments	4.40%		3.73%				4.34%		3.61%
Funds held for clients	4.32%		4.00%				4.32%		3.91%
Total	4.34%		3.93%				4.33%		3.83%
Net unrealized gain/(loss) position at end of period	$(139.8)		$(142.6)

Employer Services:
Change in pays per control - Majors AutoPay	1.7%		2.2%				2.1%		2.4%
New business sales growth - worldwide	13%		8%				14%		7%
Change in client revenue retention - worldwide	(0.2)	pts	(0.2)	pts			(0.2)	pts	0.2	pts
PEO worksite employees at end of period	143,000		118,000

This release and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP’s success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations, employee benefits and registered clearing agencies and broker-dealers; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; stock market activity; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. In addition, the proposed spin-off of the Brokerage Services Group is subject to inherent risks and uncertainties, including: risks that the spin-off will not be consummated; increased demands on our management team to accomplish the spin-off; significant transaction costs; risks of changes in our credit rating and risks from changes in results of operations of our reportable segments. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source:	Automatic Data Processing, Inc.

ADP Investor Relations
Elena Charles, 973.974.4077

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